SECURITIES AND EXCHANGE COMMISSION
			Washington, D.C. 20549


			       FORM 8-K


			    CURRENT REPORT


		Pursuant to Section 13 or 15(d) of the
		    Securities Exchange Act of 1934


		   Date of Report:  January 14, 1994


		       CURTISS-WRIGHT CORPORATION
	------------------------------------------------------
	(Exact Name of Registrant as Specified in its Charter)


	 Delaware                  1-134             13-0612970
- - ----------------------------    ------------   ----------------------
(State or Other Jurisdiction    (Commission       (I.R.S. Employer
      of Incorporation or       File Number)   Identification Number)
	 Organization)


     Suite 501
     1200 Wall Street West
     Lyndhurst, New Jersey                               07071
- - ----------------------------------------               ----------
(Address of Principal Executive Offices)               (Zip Code)


    Registrant's Telephone Number,
    Including Area Code                           (201) 896-8400
						  --------------




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Item 5.  Other Events.

     On January 14, 1994 Registrant announced that its wholly-owned subsidiary, Target Rock Corporation, had agreed to pay $17,500,000 to settle litigation brought by the U.S. Government and that Registrant expected to report a loss for the fourth quarter and for the full year of 1993. See Item 7.





Item 7.  Financial Statements and Exhibits.

     Curtiss-Wright press release dated January 14, 1994.





			      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


					CURTISS-WRIGHT CORPORATION



Date: January 18, 1994                  By     Robert A. Bosi


					       Robert A. Bosi
					Title: Vice-President, Finance




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			   CURTISS-WRIGHT  CORPORATION
			      1200 Wall Street West
			   Lyndhurst, New Jersey 07071

				 NEWS  RELEASE
				===============

	Robert A. Bosi
	(201) 896-8439

		  CURTISS-WRIGHT AND U. S. GOVERNMENT
		     REACH ACCORD IN DEFENSE SUIT

     LYNDHURST, N. J. - January 14, 1994 -- Curtiss-Wright Corporation announced today that its wholly-owned subsidiary, Target Rock Corporation, has agreed to pay $17,500,000 to settle litigation brought by the U. S. Government. The suit, which has been pending in the U. S. District Court for the Eastern District of New York since 1990, asserted claims under the False Claims Act and at common law in connection with embezzlements from Target Rock by certain former employees and alleged mischarging of labor hours to Government subcontracts by those former employees.
     Curtiss-Wright stated that it estimated that the settlement would reduce consolidated net earnings for the fourth quarter and the full year of 1993 by about $8,400,000 or $1.67 per share and that it expected to report a loss for those periods. Final audited figures will not be available until mid-February. For the first nine months of 1993, unaudited net earnings were $8,141,000 or $1.61 per share.
     The cost of the settlement from a cash standpoint, net of taxes, would be about $5,700,000, primarily because the sum to be paid to the Government would be offset by approximately $8,000,000 of Target Rock receivables the payment of which has been withheld by a customer at the direction of the Government on account of the pending litigation. The receivables have been carried on Curtiss-Wright's consolidated balance sheet as "other assets." The settlement is contingent upon the disbursement of these receivables by the customer to the Government as part of the settlement payment, as well as upon an exchange of releases.
     This matter involves events occurring seven or more years ago and is unrelated to the current business and activities of Target Rock. It was deemed desirable to enter into the settlement to end distraction from the current business and the substantial investment of Target Rock management time and attention required by the lawsuit and to avoid the significant legal and other expense which would be involved in the continued defense of the litigation through trial. The settlement agreement provides that it is not to be deemed an admission by Target Rock of liability.
     The complaint in the litigation had sought almost $22,000,000 in single damages and about $92,000,000 in multiple damages and penalties under the False Claims Act, for a total claim of approximately $114,000,000, as well as pre-judgment interest, costs and attorneys fees. Of the $22,000,000 in single damages claimed, about $3,000,000 related to the alleged embezzlements and $19,000,000 to the assertions of labor mischarging. As the result of a court decision in June of 1992, approximately $63,000,000 of the multiple damages and penalties sought by the Government were eliminated from the case, thus reducing the total claims to about $51,000,000, according to Target Rock's calculations based on information obtained in discovery.

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     The Government's claims are the result of an investigation initiated by Curtiss-Wright in 1987 which led to the termination of employment of a number of senior officials of Target Rock and other prompt corrective actions, including the installation of new management. The Corporation cooperated fully in the ensuing criminal investigation, which culminated in the indictment and criminal pleas of former employees and suppliers. Target Rock was not charged in the criminal matter. Target Rock was the victim of the embezzlements and it recovered $3,000,000 under a blanket crime insurance policy. However, the embezzlements also had an indirect effect on the Government as an ultimate customer of Target Rock. Any labor mischarging alleged by the Government would have been the result of unauthorized activities of former employees which were believed to be related to the embezzlements from Target Rock.
     Target Rock, which is located in East Farmingdale, New York, produces valves for use in U. S. Navy nuclear propulsion systems, nuclear and fossil fuel power plants and for industrial applications.

     Curtiss-Wright Corporation and its subsidiaries constitute a diversified multi-national manufacturing group which produces and markets precision components and systems and provides highly engineered services to Aerospace, Industrial, and Flow Control and Marine markets.

     The Corporation is headquartered in Lyndhurst, New Jersey. The group employs approximately 1,500 people. Operations are conducted principally by four wholly-owned subsidiaries: Curtiss-Wright Flight Systems, Inc., Curtiss-Wright Flight Systems/Shelby, Inc., Metal Improvement Company, Inc. and Target Rock Corporation; and one division, the Buffalo Extrusion Facility. The group's principal operations include four domestic manufacturing facilities and thirty-three Metal Improvement service facilities located in North America and Europe.


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